Exhibit 10.4

November 20, 2009

InfoLogix Systems Corporation

101 East County Line Road, Suite 210

Hatboro, PA 19040

Attn: John A. Roberts, Chief Financial Officer

Re:                                 Earn Out Agreement

Dear Mr. Roberts:

Reference is made to that certain Earn Out Agreement dated May 2, 2008 (the “Earn Out Agreement”) by and between Delta Health Systems, Inc. (“Delta”) and InfoLogix Systems Corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meaning given to them in the Earn Out Agreement.  In consideration of the mutual promises made in this letter agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                         The parties acknowledge and agree that the First Earn Out Amount is $430,000.  In lieu of receiving payment of the First Earn Out Amount under the terms of the Earn Out Agreement, commencing as of September 1, 2009, Delta will participate in a Commission Plan, the form of which is attached hereto as Exhibit A (the “Plan”).  Under the Plan, the Company will pay Delta a monthly commission equal to 11.5% of collected revenue from the Business that the Company generates, if any, during the applicable month.

2.                                         In exchange for the commission plan consideration described in this letter agreement, Delta, for itself and on behalf of all of its directors, officers, stockholders, successors, assigns and agents, does hereby remise, release and forever discharge the Company and each and every of its predecessors, successors, parents, subsidiaries, affiliates, assigns, directors, officers, stockholders, employees or agents, both current and former (the “Released Parties”), of and from every claim, demand, right of action or cause of action whatsoever, and from all debts, obligations, costs (including, without limitation, attorneys’ fees), expenses, damages, losses and liabilities whatsoever, whether known or unknown, that Delta ever had, now has, or hereafter may have against the Released Parties arising out of or relating to any matter in respect of the First Earn Out Period and the First Earn Out Amount.  Nothing in this release shall be construed to alter any of the obligations that the Company has to Delta under that certain Asset Purchase Agreement dated as of May 2, 2008 between Delta, the Company and certain other parties named therein and, except as provided herein, under the Earn Out Agreement.

3.                                         All other terms and conditions of the Earn Out Agreement, including the rights and obligations of the parties with respect to the Second Earn Out Period and the Second Earn Out Amount, if any, shall remain unchanged and in full force and effect.

4.                                         Nothing herein shall be construed to alter or amend the Employment Agreement entered into between Michael D. Talerico and the Company or the Employment Agreement entered into between Michael Talerico, II and the Company.

5.                                         The Company represents and warrants that it has obtained all requisite corporate approvals, authorizations, resolutions, and ratifications to enter into this letter agreement.  The

Company further represents that it has obtained all requisite approvals and authorizations, if any, that are required by Hercules Technology Growth Capital, Inc. (“Hercules”) and any other lenders to enter into this letter agreement.  The Company further represents that this letter agreement will not violate the terms of any existing agreements with Hercules or any other lender of the Company.

6.                                         This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, and prior written or oral agreements concerning the subject matter hereof.  This letter agreement may not be amended, supplemented or modified in whole or in part except by a written agreement signed by the parties hereto.

Please indicate your consent and agreement to be bound by the provisions of this letter agreement by signing where indicated below.

Sincerely,

DELTA HEALTH SYSTEMS, INC.

/s/ Michael D. Talerico
Name:	Michael D. Talerico
Title:	President

ACKNOWLEDGED AND AGREED:

INFOLOGIX SYSTEMS CORPORATION

/s/ David T. Gulian
Name:	David T. Gulian
Title:	President

Exhibit A

Commission Plan

Recipient:	Delta Health Systems, Inc.
Effective Period:	September 1, 2009 until paid in full

Delta Health Consulting Engagements

Commission payout based on collected revenue during the effective period will be according to the payout schedule below.

Total Collected Revenue up to	Commission Payout
$0 - $5,000,000	11.5%

Additional terms:

If a sales commission is due another employee or independent contractor of the Company as the result of referrals and mutually agreed upon account sharing, the above commission will be reduced so that the total commission liability for the Company equals 12%.

InfoLogix Referral Related Bonus Plan

Bonuses related to collaboratively working with our internal InfoLogix colleagues to obtain business referrals for software and services will be payable quarterly at 2% of revenue upon collection.  Commission payment is related to the initial consulting engagement (up to the first 12 months only) and consulting extensions are not included as a new bonus eligible item.

Payment Schedule:

1.                 Commissions will be paid in the last pay period of the month for the prior month, based on collected revenues.

2.                 Referral bonuses will be paid the first month of a new quarter.

Base Salary:

The first component of executive compensation is an annual base salary. Base salaries shall be paid in accordance with the Company’s regular payroll cycle.

Deductions from Commission:

All salary and commission payments are subject to withholding of federal, state and local taxes and social security payments and any voluntary requested deductions.

/s/ Michael D. Talerico	/s/ David T. Gulian

Michael D. Talerico	David T. Gulian
On behalf of	President and Chief Executive Officer
Delta Health Systems Inc.	InfoLogix, Inc.

11/20/09	11/20/09

Date	Date